Exhibit 10.1

                              SEPARATION AGREEMENT
                              --------------------


     THIS SEPARATION AGREEMENT ("Agreement") is made this 15th day of October, 2004 (the "Effective Date"), by and among Asbury Automotive Group, Inc., a Delaware corporation ("Asbury"), Ben David McDavid, Sr. ("McDavid Sr."), Ben David McDavid, Jr. ("David Jr."), and James McDavid ("James") (McDavid Sr., David Jr. and James are sometimes referred to collectively as the "Executives").

                                   BACKGROUND

1. Asbury owns, indirectly, a group of retail automotive dealerships located in Texas, which are known collectively as the "David McDavid Auto Group" (the "McDavid Group").

2. From May 1, 1998 through July 29, 2003, Asbury Texas Management L.L.C., an indirect wholly-owned subsidiary of Asbury ("Texas Management"), employed McDavid Sr. as the President and CEO of the McDavid Group. As of July 30, 2003, McDavid Sr. ceased to be the President and CEO of the McDavid Group.

3. From May 1, 1998 through July 29, 2003, Texas Management also employed David Jr. and James in various capacities. As of July 30, 2003, David Jr. and James ceased to be employees of the McDavid Group.

4. The parties have agreed to enter into this Agreement to resolve any disputes and controversies by and among them arising out of their respective employment relationships.

     NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter provided, and intending to be legally bound hereby, the parties agree as follows:

1. Termination of Employment. The parties hereby confirm that the Executives left their employment with Texas Management and the McDavid Group as of July 30, 2003.

2. Officers. Each of the Executives confirms that he no longer serves as an officer of Asbury, or any of its subsidiaries or affiliates, including, without limitation, the entities comprising the McDavid Group. If requested by Asbury, the Executives will each deliver written acknowledgments that, effective as of July 30, 2003, they ceased all offices of Asbury and any of its subsidiaries and affiliates.

3. Severance Payments. In exchange for signing and not revoking the General Release (as defined in Section 11 below) and the Executives' other obligations under this Agreement, Asbury agrees to pay an aggregate of One Million Five Hundred Thousand Dollars ($1,500,000) to the Executives in lump sum payments, less applicable withholding and taxes, as follows: Two Hundred Thousand Dollars ($200,000.00) to McDavid Sr., Six Hundred Fifty Thousand Dollars ($650,000.00) to David Jr., and Six Hundred Fifty Thousand Dollars ($650,000.00) to James (each, a "Severance Payment" and collectively, the "Severance Payments"). Each of the Severance Payments will be paid promptly upon Asbury's receipt of the signed General Releases from all of the Executives and the expiration of the 7-day revocation period following execution. For the avoidance of doubt, if any of the Executives fails to sign and deliver, or revokes, his respective General Release, then none of the Executives will be paid their respective
     Severance  Payments.  David Jr. and James each  acknowledge  that,  but for
     Asbury's agreement to pay them the Severance Payments set forth herein, they would not otherwise be entitled to any severance payments or benefits in connection with the termination of their employment with Texas Management and accordingly, the Severance Payments, among other things, are good and valuable consideration for their respective obligations under this Agreement.

4. Benefits. As of the Effective Date, the Executives and their families will no longer participate in any health, dental or other benefit plans of Asbury or the McDavid Group. At each of the Executives' options, COBRA coverage will be available to them and their family as of the Effective Date in accordance with the company policy of the McDavid Group.

5. Release from Non-Competition and other Obligations. In consideration of the Executives' execution of the General Release and their other obligations under this Agreement, Asbury, on behalf of itself, its subsidiaries and affiliates, hereby releases each of the Executives from all obligations under their Employment Agreements dated as of May 1, 1998 between each of the Executives and Texas Management (the "Employment Agreements") and further hereby releases each of the Executives from the non-competition obligations of the Executives contained in any other document. McDavid Sr. acknowledges that, but for Asbury's agreement to provide the release set forth herein, he would be bound by a restrictive covenant prohibiting him from competing with Asbury, its subsidiaries and affiliates, until May 1, 2005 and accordingly, the release provided herein, among other things, is good and valuable consideration for McDavid Sr.'s respective obligations under this Agreement.

6. Restrictions on McDavid Sr's Solicitation of Employees. In consideration of the Severance Payment and the other benefits provided to him under this Agreement, during the period from the Effective Date until January 1, 2005, McDavid, Sr. agrees that he will not (a) directly or indirectly employ, solicit, entice or encourage to leave the employ of Asbury or any of its subsidiaries or affiliates, any person who is, or any time during the preceding twelve months was, employed by, or otherwise engaged to perform services for, Asbury or any of its subsidiaries or affiliates, or (b) otherwise intentionally interfere with the relationship of Asbury or any of its subsidiaries or affiliates with any person who is employed by, or otherwise engaged to perform services for, Asbury or any of its subsidiaries or affiliates.

7. Restriction on David Jr.'s and James' Solicitation of Employees. In consideration of the Severance Payment and the other benefits provided to them under this Agreement, each of David Jr. and James agrees that during the period from the Effective Date until January 1, 2005, he will not (a) directly or indirectly employ, solicit, entice or encourage to leave the employ of Asbury or any of its subsidiaries or affiliates, any person who is, or any time during the preceding twelve months was, employed by, or otherwise engaged to perform services for, Asbury or any of its subsidiaries or affiliates, or (b) otherwise intentionally interfere with the relationship of Asbury or any of its subsidiaries or affiliates with any person who is employed by, or otherwise engaged to perform services for, Asbury or any of its subsidiaries or affiliates. This restriction shall not prohibit David Jr. and/or James from retaining the services of independent contractors who provide products or services on a non-exclusive basis to the automotive industry. Knowing that Asbury is relying thereon, each of David Jr. and James represents and warrants to Asbury that, except as set forth below, from the period of July 29, 2003 through the Effective Date, he has not directly or indirectly employed any person who is, or at any time during the six months preceding such employment was, employed by or otherwise engaged to perform services for, Asbury or any of its subsidiaries or affiliates, or otherwise intentionally interfered with the relationship of Asbury or any of its subsidiaries or affiliates and any person who is employed by, or otherwise engaged to perform services for, Asbury or any of its subsidiaries or affiliates. David Jr. acknowledges that he has paid a former employee of the McDavid Dealerships, Walter Dominigues, to do part time, day labor work for him and has requested former employees, Billy Clark and Patrick Morrison (who are wholesale buyers at other dealerships) to look for vehicles for him at public auctions. Neither Mr. Morrison nor Mr. Clark have been paid by David Jr. Also, David Jr. requested the advice of Clark Minton, a current employee of the McDavid Dealerships, to aid him in the renewal of his insurance policies, since Mr. Minton had originally assisted in obtaining his coverage.

8. Duty of Confidentiality. Each of the Executives acknowledges that he will not disclose to any person (other than to a management level employee or director of Asbury or its subsidiaries or affiliates, and except as may be required by law) and not use to compete with Asbury, its subsidiaries or affiliates any confidential or proprietary information, knowledge or data that is not in the public domain, which was obtained by him as an employee of the McDavid Group, with respect to Asbury, its subsidiaries or affiliates, or any products, improvements, customers, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of Asbury, its subsidiaries or affiliates.

9. Return of Documents. Each of the Executives represents and warrants to Asbury that he has returned to Asbury or destroyed all documents, materials and data of any nature pertaining to Asbury, its subsidiaries or affiliates, that was acquired by him during the course of his employment with Texas Management, and that he has not retained in his possession any such documents, materials or data or any reproduction thereof; provided, however, that the Executives shall be permitted to retain copies of the Employment Agreements and all other agreements and documents provided to the Executives in their capacity as shareholders of Asbury, directors of Asbury, landlords of Asbury, contracting parties with Asbury or as sellers to Asbury.

10. Injunctive Relief. The parties agree that in the event of any of the Executives' breach of his respective obligations under Sections 6 ,7 , 8 or 9, Asbury shall be entitled to inform the breaching party's potential or new employer of the terms of this Agreement, and to cease payments and benefits that would otherwise be made under this Agreement to the breaching party, as well as to obtain injunctive relief and actual damages which may include but not be limited to recovery of amounts paid to the breaching party under this Agreement and Asbury's reasonable attorneys fees and costs incurred in enforcing the provisions of this Agreement.

11.  Releases; Known Claims.

     A. As a condition of receiving the Severance Payment and benefits described in this Agreement (collectively, the "Severance Package"), each of the Executives will execute the Separation of Employment and General Release Agreement attached hereto as Exhibit "A" (the "Release"). Each of the Executives has a minimum of twenty one (21) days to consider the Release and will not receive the Severance Package unless he executes the Release and returns it to Asbury no later than the 22nd day after the Effective Date. Receipt of the Severance Package is also conditioned on each of the Executives not revoking the Release in the seven (7) day period after it has been signed. Each of the Executives acknowledges that the Severance Package he will receive is greater than the benefits he will receive if he does not sign the Release. In accordance with the Older Worker Benefit Protection Act, Asbury is required to advise each of the Executives to consult with an attorney to the extent desired regarding the terms of the Release.

     B. As additional consideration for this Agreement, Asbury shall execute and deliver to the Executives, a General Release Agreement in the form attached hereto as Exhibit "B".

     C. Knowing that Asbury is relying thereon, each of the Executives represents and warrants to Asbury that, he has no knowledge of any causes of action, suits, past due debts, claims, and demands whatsoever in law or in equity, which he ever had or now has or, with the passage of time or giving of notice or both may have against Asbury, its affiliates or subsidiaries, or their respective officers, directors, owners, employees, agents or representatives. For the avoidance of doubt, the foregoing representation relates to causes of action, suits, past due debts, claims and demands arising out of any and all circumstances and transactions among the Executives, Asbury, and Asbury's subsidiaries and affiliates, including, without limitation, any of the Executive's or his affiliate's lease or sale of real property to Asbury or its subsidiaries. Nothing in this subparagraph is intended to waive, release or discharge obligations of Asbury, and/or its subsidiaries to the Executives and/or their affiliates, arising out of leases or other agreements for which the obligation is not currently due. It is the intent of this subparagraph to acknowledge that the Executives do not know of any of such obligations that are now in default.

     D. Knowing that the Executives are relying thereon, Asbury represents and warrants to the Executives that Asbury has no knowledge of any causes of action, suits, past due debts, claims, and demands whatsoever in law or in equity, which it ever had, now has, or with the passage of time or giving of notice or both may have against any of the Executives and/or their affiliates. For the avoidance of doubt, the foregoing representation relates to causes of action, suits, past due debts, claims and demands arising out of any and all circumstances and transactions among Asbury, its subsidiaries and affiliates and the Executives, including, without limitation, any of the Executive's or his affiliate's lease or sale of real property to Asbury or its subsidiaries. For purposes of this Section 11 D, Asbury's "knowledge" is defined as the actual knowledge of the CEO, any Senior Vice President, Vice President, or Officer of Asbury Automotive Group, Inc., or any officer of Asbury Texas Management, L.L.C. Nothing in
          this   subparagraph  is  intended  to  waive,   release  or  discharge
          obligations of the Executives, and/or their affilliates to Asbury and/or its subsidiaries, arising out of leases or other agreements for which the obligation is not currently due. It is the intent of this subparagraph to acknowledge that Asbury does not know of any of such obligations that are now in default.

12.  Demonstrator Vehicles.

     A. The Executives, jointly and severally, warrant and represent that attached hereto as Exhibit "C" is a true, correct and complete list of all of the demonstrator vehicles owned by the McDavid Group dealerships that were in the possession or control of the Executives from and after July 30, 2003 (the "Demonstrator Vehicles"). Concurrently with their execution of this Agreement, the Executives will return the Demonstrator Vehicles to the McDavid Group.

     B. Within thirty (30) days of the return of the Demonstrator Vehicles to the McDavid Group, Asbury will make cash payments, less applicable withholding and taxes, to each of the Executives in the amount as follows:

               McDavid  Sr. $  75,000.00
               David Jr. $100,000.00
               James $100,000.00
               TOTAL: $ 275,000.00

     C. The Executives agree to indemnify and hold Asbury and its subsidiaries harmless from claims, liabilities, obligations, losses or damages asserted by third parties against Asbury arising out of the use of the Demonstrator Vehicles by the Executives or those driving the Vehicles with consent of the Executives, to the extent that such claims are not
          (i) covered by insurance maintained by Asbury or its subsidiaries; provided, however, that the Executives shall be liable and shall reimburse Asbury or its subsidiaries for any insurance deductible (not to exceed $5,000.00 per occurrence) or (ii) subject to obligations of indemnity from Asbury or its subsidiaries to the Executives under the agreements or instruments identified on Exhibit "A" attached hereto and made a part hereof for all purposes.

13. Approval of Board of Directors of Asbury. Asbury's performance of its obligations under this Agreement has been approved by Asbury's Board of Directors.

14. Notices. All notices and other communications under this Agreement shall be in writing and shall be sent by certified mail, postage prepaid, return receipt requested, or by an overnight express courier service that provides written confirmation of delivery; addressed as follows:

     If to McDavid Sr., David Jr. or James:

     David McDavid
     17120 N. Dallas Parkway, Suite 235
     Dallas, TX 75248

     With a copy to:

     Robert Kelsoe
     5220 Spring Valley Road, Suite 500
     Dallas, TX 75254

     If to Asbury:

     Asbury Automotive Group, Inc.
     622 Third Avenue, 37th Floor
     New York, New York 10017
     Attention: General Counsel

     Any notice so given, shall be deemed to be delivered on the third (3rd) business day after the same is deposited in the United States Mail, or on the next business day if sent by overnight courier. Any party may change its address for receiving notice by giving notice of a new address in the manner provided herein.

15. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without reference to conflicts of laws provisions thereof.

16. Binding Effect. The parties hereto intend to be legally bound hereby and agree that this Agreement shall inure to the benefit and be binding upon the parties hereto, their successors, heirs, executors and assigns.

17. Invalid Provisions. If any term, condition, clause or provision of this Agreement shall be determined or declared to be void or invalid in law or otherwise, then only that term, condition, clause or provisions shall be stricken from this Agreement and in all other respects this Agreement shall be valid and continue in full force, effect and operation.

18. Headings. Any headings preceding the text of the paragraphs hereof are inserted solely for the convenience of reference and shall not constitute a part of this Agreement nor shall they affect the meaning, construction or effect of any provision hereof.

19. Taxes; Withholding. All payments made to the Executives under this Agreement will be subject to all Federal, state, city and other applicable taxes and withholding.

20. Representation by Counsel. The parties acknowledge that they have had the opportunity to be advised by competent legal counsel of their own choosing in connection with the execution of this Agreement and have sought such counsel, that they have read each and every paragraph of this Agreement and that they understand their respective rights and obligations.

21. Mutual Drafting. This Agreement is the result of the joint efforts of the parties hereto and each provision has been subject to the mutual negotiation and agreement of the parties. There shall be no construction against any party based on any presumption of that party's involvement in the drafting of this Agreement.

22.  Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Separation Agreement to be executed and delivered on the day and year first above written.



                             ASBURY AUTOMOTIVE GROUP, INC.


                           By: /s/ Kenneth B. Gilman
                               ---------------------------------------
                                Kenneth B. Gilman, President and CEO



                             /s/ Ben David McDavid, Sr.
                             -----------------------------------------
                             BEN DAVID McDAVID, SR.



                             /s/ Ben David McDavid, Jr.
                             -----------------------------------------
                             BEN DAVID McDAVID, JR.



                             /s/ James McDavid
                             -----------------------------------------
                             JAMES McDAVID

                                   EXHIBIT "A"
                                   -----------

         SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE



     1. I, , for and in consideration of the payments and undertakings of Asbury Automotive Group, Inc. set forth in that certain Separation Agreement dated , 2004 (the "Separation Agreement"), do hereby REMISE, RELEASE AND FOREVER
DISCHARGE Asbury Automotive Group, Inc., its subsidiaries and affiliates, including, without limitation, Asbury Texas Management L.L.C., and its and their respective officers, directors, owners, employees, agents, successors and assigns, heirs, representatives, executors, and administrators (hereinafter collectively referred to as "Asbury"), from all causes of action, suits, debts, claims, and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors, or administrators may have, whether known or unknown, arising from or relating in any way to my employment relationship with Asbury, the termination of that relationship, and the terms and conditions of that termination, including, but not limited, any claims arising under the Age Discrimination in Employment Act, as amended. Notwithstanding the foregoing, this Release shall not release any right to contribution or indemnity that the undersigned may have as a result of the obligations of contribution or indemnity, if any, from Asbury or its subsidiaries to the undersigned under the agreements or instruments identified on Exhibit "A" attached hereto and made a part hereof for all purposes.

     2. I agree and covenant that I will not institute any proceedings in a court of law seeking legal or equitable relief involving any matter arising out of my employment relationship with Asbury, the termination of that relationship, or the terms and conditions of that termination, including, but not limited, any claims arising under the Age Discrimination in Employment Act, as amended. In the event of any administrative claim against Asbury, I agree that I will not be entitled to receive any additional monetary relief aside from the consideration received in exchange for this Agreement.

     3. I agree and recognize that my employment relationship with Asbury has been permanently and irrevocably severed, and that Asbury has no obligation, contractual or otherwise, to employ or appoint me in the future.

     4. I acknowledge that I remain bound by certain obligations as set forth in the Separation Agreement. I understand and agree that any violation of these obligations will be deemed to be a material breach of the Separation Agreement and this Agreement, and in such event I authorize Asbury to terminate any payments or benefits remaining under the Separation Agreement, and to seek recovery of any payments or benefits made prior to discovery of the breach and Asbury's reasonable attorneys' fees and costs incurred in enforcing such obligations.

     5. I certify and acknowledge as follows:

          a. That I have read the terms of this Agreement, and that I understand its terms and effects, including the fact that I have agreed to RELEASE AND FOREVER DISCHARGE Asbury from any legal action arising out of my employment relationship with Asbury, the termination of that relationship, and the terms and conditions of that termination, including, but not limited, any claims arising under the Age Discrimination in Employment Act, as amended;

          b. That I have signed this Agreement voluntarily and knowingly in exchange for the consideration described in the Separation Agreement, which I acknowledge is adequate and satisfactory to me;

          c. That the payments, benefits, promises and undertakings set forth in the Separation Agreement exceed and are greater than the payments and benefits, if any, to which I would have been entitled upon termination of my employment with Asbury had I not executed the Separation Agreement and this Agreement;

          d. That I have been advised in writing to consult with an attorney concerning this Agreement;

          e. That Asbury has  provided  me with a period of at least  twenty one
     (21) days in which to consider  this  Agreement,  and that I have signed on the date indicated below after concluding that this Agreement is satisfactory to me; and

          f. That neither Asbury nor any of its agents, representatives, employees, or attorneys, have made any representations to me construing the terms or effects of this Agreement other than those contained in this Agreement.

     6. This  Agreement  may be revoked in writing by Asbury or me within  seven
(7) days after execution, and shall not become effective or enforceable until such revocation period expires. I understand and agree that in the event I wish to revoke this Agreement, notice of such revocation must be delivered, before 5 p.m. local time on the seventh day following my execution of this Agreement, to Asbury Automotive Group, Inc., Attn: General Counsel, 622 Third Avenue, 37th Floor, New York, New York 10017.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, I hereby execute the foregoing Separation of Employment Agreement and General Release this _____ of ___________, 2004.

         Witness:



         --------------------------------            ---------------------------
         Print Name:                                 [NAME]

                                   EXHIBIT "A"
                                   -----------


1. Indemnification Agreement dated March 10, 2003, between Asbury Automotive Group, Inc. and Ben David McDavid, Sr.

2. Certificate of Incorporation of Asbury Automotive Group, Inc. as in effect during the period of Executives' employment with Asbury Texas.

                                   EXHIBIT "B"
                                   -----------

                                     RELEASE


     For a good and valuable consideration, Asbury Automotive Group, Inc., on behalf of itself and its subsidiaries and affiliates, including, without limitation, Asbury Texas Management L.L.C. ("Asbury") does hereby REMISE,
RELEASE AND FOREVER DISCHARGE Ben David McDavid, Sr., David McDavid, Jr. and James McDavid (the "Executives"), jointly and severally from all causes of action, suits, debts, claims, and demands whatsoever in law or in equity, which it ever had, now have, or hereafter may have, or which its successors or assigns may have, whether known or unknown, arising from or relating in any way to the employment relationship of the Executives with Asbury, the termination of that relationship, and the terms and conditions of that termination.

     Notwithstanding the foregoing, this Release shall not release any claim or action for contribution or indemnity that Asbury has or may have in the future against any of the Executives arising out of a claim or action asserted by a third party against Asbury for which Asbury is not required to provide contribution or indemnity to such Executive under the agreements or instruments identified on Exhibit "A" attached hereto and made a part hereof for all purposes.

     Asbury agrees and covenants that it will not institute any proceedings in a court of law seeking legal or equitable relief involving any matter released herein.

     Notwithstanding anything to the contrary herein, this release shall be null and void and of no further force or effect if any of the Executives revokes the Separation of Employment Agreement and General Release dated October ___ 2004 .

     Signed this _____day of ___________, 2004.


                                ASBURY AUTOMOTIVE GROUP, INC.


                                BY:
                                     ------------------------------------------
                                     Kenneth B. Gilman President and CEO

                                   EXHIBIT "C"
                                   -----------

                              Demonstrator Vehicles


                         GMC Sierra 1500 2wd 4dr pickup
                            GMC Yukon XL 1/2 ton-4wd
                            GMC Yukon XL 1/2 ton-2wd
                             GMC Yukon XL Denali-awd
                             Honda Accord 4dr EX V-6
                             Acura MDX 5dr Tour&Nav
                              Lincoln Navigator 4wd